SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CROWN CRAFTS, INC.
(Name of Registrant as Specified in its Charter)
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
JON C. BIRO
MELVIN L. KEATING

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS OF
CROWN CRAFTS, INC.

PROXY STATEMENT OF THE
WYNNEFIELD GROUP

To Our Fellow Stockholders:

This proxy statement and the enclosed GOLD proxy card are being furnished to stockholders of Crown Crafts, Inc. (the “Company”) in connection with the solicitation of proxies by the Wynnefield Group (the “Wynnefield Group,” “we,” “our” or “us”) to be used at the 2010 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2010 Annual Meeting”). The 2010 Annual Meeting is scheduled to be held on Tuesday, August 10, 2010 at 10:00 a.m. central daylight time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737. This proxy statement and the GOLD proxy card are first being furnished to stockholders on or about July 16, 2010.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Our proxy materials are available on the following web site: www.myproxyonline.com/okapimaterials.

THIS SOLICITATION IS BEING MADE BY THE WYNNEFIELD GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”).

We are soliciting your proxy for the 2010 Annual Meeting in support of the following proposals:

(1)	To elect Jon C. Biro and Melvin L. Keating (collectively, the “Nominees”) to serve as directors of the Company until their respective successors have been duly elected and qualified; and

(2)	To ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending April 3, 2011.

Stockholders who own shares of the Company’s Series A common stock, $0.01 par value per share (the “Series A Common Stock”) at the close of business on June 11, 2010, the record date for the 2010 Annual Meeting (the “Record Date”), as determined by the Company’s Board, and as set forth in the Company’s proxy statement for the 2010 Annual Meeting, will be entitled to vote at the 2010 Annual Meeting. Each stockholder is entitled to one vote for each share of Series A Common Stock the stockholder owned as of the Record Date.

According to the Company’s proxy statement for the 2010 Annual Meeting, as of the Record Date, there were 9,254,986 shares of Series A Common Stock outstanding and entitled to vote at the 2010 Annual Meeting, held by approximately 310 holders of record.

As of the Record Date, the Wynnefield Group is the Company’s largest stockholder and beneficially owns and/or has the right to vote, in the aggregate, 1,573,573 shares of Series A Common Stock, representing approximately 17% of the Company’s outstanding Series A Common Stock. The Wynnefield Group intends to vote such shares of Series A Common Stock FOR the election of our Nominees. However, unless otherwise directed by the record owner voting the proxy, in addition to voting such proxy in favor of the Wynnefield Group’s Nominees, the Wynnefield Group will vote such proxy FOR the candidates who have been nominated by the Company to serve as directors other than E. Randall Chestnut, William T. Deyo, Jr., and Richard L. Solar for whom the Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro or Keating are elected to the Board.

The Wynnefield Group and its Nominees are “participants” in this solicitation, as that term is used pursuant to federal securities laws, and they have no substantial interest in the Company other than their ownership of shares of the Company’s Series A Common Stock. Additional information concerning the Wynnefield Group and its Nominees, including, but not limited to, beneficial ownership of and transactions in the Series A Common Stock, is set forth in Appendices A and B hereto.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT ALL STOCKHOLDER ASPIRATIONS TO CREATE

VALUE CAN BEST BE ACHIEVED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, THE WYNNEFIELD GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD FOR OUR NOMINEES.

As explained in the detailed instructions on your GOLD proxy card, there are three ways you may vote:

1. By Mail. If your shares are registered in your own name, you may sign, date and return the enclosed GOLD proxy card directly to the Wynnefield Group, c/o Okapi Partners, in the enclosed postage-paid envelope. We recommend that you vote on the GOLD proxy card even if you plan to attend the 2010 Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee on the Record Date, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GOLD proxy card on your behalf. Please do this for each account you maintain to ensure that all of your shares are voted. The Wynnefield Group urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Wynnefield Group at the address set forth on the back cover, so that we are aware of all instructions and can attempt to ensure that such instructions are followed.

2. In Person. If you are a record holder, you may vote in person by attending the 2010 Annual Meeting. Written ballots will be distributed to stockholders who wish to vote in person at the 2010 Annual Meeting. However, if you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

3. By Telephone or Internet. If your shares are held in the name of a brokerage firm, bank, or nominee on the Record Date, you may deliver your voting instructions by telephone or over the Internet. Instructions for voting by telephone or over the Internet may be found on the GOLD proxy card.

WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY VOTED THE COMPANY’S WHITE PROXY CARD, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE WYNNEFIELD GROUP OR TO THE SECRETARY OF THE COMPANY.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, OR NOMINEE ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

The Wynnefield Group has retained Okapi Partners to assist us in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your GOLD proxy, or if you require assistance, please contact:

780 Third Avenue, 30th Fl.
New York, NY 10017

Call Collect: (212) 297-0720
or
Call Toll Free: (877) 285-5990
E-Mail: info@okapipartners.com

INTRODUCTION

The Company has a classified board, currently consisting of three Class I directors, two Class II directors and two Class III directors. At each annual meeting of the Company’s stockholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. The Class I directors currently serve until the 2010 Annual Meeting, and the Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 2012 and 2011, respectively. However, as part of a Governance and Standstill Agreement dated as of July 1, 2008 between the Company and the Wynnefield Group (the “Standstill Agreement”), we had the right to request that a sitting Company director who would not otherwise be up for re-election at the Company’s 2010 Annual Meeting resign in advance of that meeting. Pursuant to the Standstill Agreement, the Wynnefield Group delivered a letter to the Company on April 30, 2010, exercising its right to request the resignation of a sitting director. Effective as of May 27, 2010, the Company announced that Mr. Sidney Kirschner, a Class II director, had resigned from the Board. Accordingly, at the 2010 Annual Meeting, three persons will be elected as Class I directors of the Company and one person will be elected as a Class II director of the Company to fill the vacancy among the Company’s Class II directors resulting from the resignation of Mr. Kirschner.

Article II, Section 2.13(b) of the Company’s Bylaws provide that stockholder nominations of directors may be made “by any stockholder entitled to vote in the election of directors who complies with the notice procedures set forth in this Section 2.13(b).” On June 25, 2010, the Wynnefield Group, record holders of the Series A Common Stock, delivered timely notice in accordance with the Company’s Bylaws, notifying the Company that the Wynnefield Group intends to nominate two directors to the Board, Jon C. Biro and Melvin L. Keating, for election in the class of directors which after the 2010 Annual Meeting will serve for terms scheduled to end in 2013, and are soliciting your proxy in support of their election. We believe our Nominees are highly qualified individuals with the requisite set of skills to serve as valuable Board members of the Company based on their extensive board of directors, business and professional experiences. The Wynnefield Group is also seeking your authority to vote your proxy in favor of the Company’s nominees other than E. Randall Chestnut, William T. Deyo, and Richard L. Solar. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board.

Our Nominees, if elected, will constitute only two out of seven directors. Accordingly, our Nominees, even if voting together, will not be able to adopt any measures without the support of other members of the current Board. Nevertheless, our Nominees will have an opportunity to articulate and raise their concerns about the Company’s corporate governance and compensation practices, as well as its strategic plans to enhance stockholder value with the rest of the Board members and work constructively with the Board members to build a consensus to accomplish these important goals.

A quorum of stockholders is necessary to transact business at the 2010 Annual Meeting. The presence, in person or by proxy, of shares of Series A Common Stock representing a majority of the shares of Series A Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the 2010 Annual Meeting. Abstentions and broker non-votes count as present for establishing a quorum. Provided a quorum is present, directors are elected by a plurality of the votes cast at the 2010 Annual Meeting. The three director nominees who receive the largest number of votes cast in Class I will be elected. The Company’s nominee for Class II, being the only nominee in that class, will also be elected even if the nominee does not receive a majority of the votes cast. A vote to “withhold authority” for any director nominees will have no impact on the election of directors.

Under the terms of the Standstill Agreement, the Company has agreed that it will not, prior to or at the 2010 Annual Meeting, increase the size of the Board to more than seven directors. Notwithstanding the terms of the Standstill Agreement, in the event the Company purports to increase the number of directorships pursuant to its bylaws, or otherwise increases the number of directors to be elected at the 2010 Annual Meeting, we reserve the right to nominate additional persons as directors to fill any vacancies created by the increase or to fill any additional positions on the Board which the Company’s stockholders shall vote on at the 2010 Annual Meeting.

REASONS TO VOTE
FOR THE WYNNEFIELD GROUP’S NOMINEES

The Wynnefield Group has been a stockholder of the Company since 1996, and like other long-term stockholders, has suffered from the diminution of value of its shares. Since its ten-year high of $6.10 on February 6, 2007, the Company’s share price has declined by approximately 32.4% through July 13, 2010. While some of the decline in the Company’s stock price is likely due in part to increased market volatility and an overall deterioration in economic conditions, such decline is a significantly greater decline than the approximate 18.4%, 17.9% and 16.7% declines experienced by the S&P 500, the Russell 1000 and the Russell 2000, respectively, during the same period. As the Company’s largest stockholder and a long-term investor, the Wynnefield Group believes that it is imperative that the Company’s Board include several independent directors who have not been nominated for election by the Company’s Board, in order to provide representation that will protect the interests of all stockholders of the Company.

We are nominating Messrs. Biro and Keating as directors because we believe that all stockholders of the Company need additional voices on the Board that will address management’s failure to create stockholder value and that will implement and effectively monitor an evaluation of the Company’s strategic alternatives and corporate governance practices. Based upon our Nominees’ respective specific experience of providing strategic and succession planning, transactional analysis advice, service on boards and committees of a wide-range of companies, financial background and education, the Wynnefield Group believes that our Nominees have the skills to enhance the deliberations and decisions of the Company’s Board.

For the reasons set forth in detail below, the Wynnefield Group believes that without continuing strong outside stockholder influences on the Board, there is a lack of willingness of the current management-endorsed members of the Board to provide the leadership necessary to address, in the opinion of the Wynnefield Group, deficiencies in the Company’s financial performance, strategic analysis, corporate governance and alignment of compensation practices with stockholder interests. In our opinion, the Board’s failure to address these deficiencies also serves to maintain the status quo while entrenching and financially benefiting the existing directors and management to the detriment of stockholders.

If elected to the Board, we believe that although our Nominees, Jon C. Biro and Melvin L. Keating, will be minority directors, they can be catalysts for carefully evaluated changes in the strategic direction of the Company and will work hard to install current best practices in the area of corporate governance in the best interests of all stockholders. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board. We believe every director is charged with the responsibility of creating stockholder value as opposed to continuing to allow the Company to drift along with stagnant and languishing stockholder value. The background and experiences of our Nominees are included in the section of this proxy statement entitled “Proposal 1: Election of Directors.”

Background of the Wynnefield Group’s Involvement

For the past fourteen years, we have been significant stockholders of the Company. As the Company’s largest stockholder, currently holding approximately 17% of the Series A Common Stock, we are proposing to elect two independent directors to the Company’s Board to represent the interests of all stockholders, not just management who, collectively with the incumbent Board, own only approximately 9.9% of the outstanding voting stock according to the Company’s 2010 proxy statement.

The Wynnefield Group has been concerned for some time with the failure of management to create stockholder value, as well as the lack of direction of the Company’s Board to adopt best practices of corporate governance, particularly in the areas of strategic evaluation, succession planning and eliminating defense tactics adverse to the best interests of stockholders.

We have called for the Company to take proactive measures that would provide all of the Company’s stockholders with a voice on the Board to express their concerns and objectives. We believe that the few corporate governance changes undertaken by the Board in recent years were only adopted reluctantly in response to the Wynnefield Group’s initiatives.

In November of 2005, we entered into an agreement with the Company which allowed Frederick G. Wasserman to attend and act as a non-voting observer at Board meetings and its committee meetings on behalf of the Wynnefield Group. The Wynnefield Group, through Mr. Wasserman and otherwise, attempted to instill some new thinking with respect to a number of strategic and other matters. On June 28, 2007, the Board terminated Mr. Wasserman’s observer status.

In order to protect the interests of all the stockholders, the Wynnefield Group then proposed two nominees for election at the Company’s 2007 annual meeting. At that meeting, the Company’s stockholders elected Mr. Wasserman as a director and the Wynnefield Group’s other nominee came within 1.7% of the total vote needed to win election to the Board. Mr. Wasserman was only one director on a seven-person board. In light of the Wynnefield Group’s opinion of the Company’s continuing disappointing financial performance and deteriorating stock price, on June 20, 2008, the Wynnefield Group delivered a letter to the Company notifying it that the Wynnefield Group intended to appear at the Company’s 2008 annual meeting of stockholders to nominate and seek to elect two individuals as members of the Company’s Board.

Subsequently, discussions took place between the Wynnefield Group and representatives of the Company resulting in the parties entering into the Standstill Agreement. Under the terms of the Standstill Agreement, one of the nominees of the Wynnefield Group, Mr. Joseph Kling, was immediately elected to the Board and the Company agreed to include Mr. Kling in its slate of nominees for election as a Class III director of the Board at the Company’s 2008 annual meeting of stockholders. Pursuant to the terms of the Standstill Agreement, the Board was required to form a Strategic Review Committee charged with the responsibility for developing, reviewing, evaluating and recommending to the Board strategic options to enhance stockholder value.

Unfortunately for the Company’s stockholders, in the Wynnefield Group’s opinion, the Strategic Review Committee has failed to publicly report to its stockholders the status or results of such strategic review. We believe the Board’s failure to publicly disclose the results or completion of the Strategic Review Committee’s deliberations leaves all stockholders in the dark. We believe that all stockholders of the Company deserve to know the status and results of the Strategic Review Committee’s review.

As a result, on April 30, 2010, the Wynnefield Group notified the Company it would exercise its right to seek to have a member of the Board, other than a Class I director, resign from the Board to create an additional vacancy to be filled by the Company’s stockholders at the 2010 Annual Meeting. Following receipt of such notice, the Board informed us that it would not re-nominate Mr. Wasserman to the Board at the 2010 Annual Meeting.

The Wynnefield Group feels it has been forced to take the step of proposing two nominees for election at the Company’s 2010 Annual Meeting only as a last resort and in order to protect the interests of all stockholders. Prior to the filing of this proxy statement, the Wynnefield Group offered a number of settlement proposals to the Company. Notwithstanding our belief in the reasonableness of such settlement proposals, they were summarily rejected. The sole counteroffer from the Company was to maintain the status quo and required the Wynnefield Group to enter into yet another two-year standstill agreement. After the unsatisfactory results of the 2008 Standstill Agreement, the Wynnefield Group is not willing to provide the Company with another opportunity to maintain the status quo.

As a long-time and the Company’s largest investor, the Wynnefield Group believes that it is appropriate for all stockholders to have additional non-management endorsed representation on the Board who will try to protect all interests, press the Board to act to improve corporate governance practices and to consider alternative business strategies, which we believe will lead to the creation of stockholder value.

In the area of corporate governance and compensation practices, we expect that our Nominees will seek to further such practices by supporting: (i) the elimination of the staggered Board; (ii) the public disclosure of a CEO succession plan; (iii) the termination of the Company’s poison pill; (iv) the linking of executive compensation to Company performance through the grant of equity related compensation with appropriate financial targets and vesting schedules in order to better align executive compensation with stockholder interests; (v) splitting of the roles of CEO and Chairman; (vi) the amendment of the non-employee director fee structure by reducing the annual cash retainer currently paid to non-employee directors; and (vii) the review of the appropriateness of management’s change in control agreements. In the area of strategic review, we expect that our Nominees will seek to create stockholder value by encouraging the Board to (i) form a standing strategic review committee; (ii) hire a qualified independent consultant to assist management and the Board in determining a future strategic path; (iii) publicly communicate to its stockholders the nature and extent of its strategic review; and (iv) cause the Company to participate in investor or industry conferences commonly attended by its peers in the infant and juvenile products industry. We further expect our Nominees, if elected, will seek to monitor the Company’s corporate governance and compensation practices by seeking appointment to the Company’s standing Board committees which include an audit committee, compensation committee, nominating and corporate governance committee, and capital committee. Where appropriate, we would expect our Nominees to encourage the Board to publicly disclose the actions and decisions of the Board’s standing committees to the Company’s stockholders.

Our Nominees are not committed to any specific agenda of proposed operational changes nor, should they be elected, would they have the power to make any changes to Company policy on their own as our Nominees would constitute only two of seven directors. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board.

Company’s Share Price Has Underperformed

The Company’s share price trades well below its ten-year high of $6.10 on February 6, 2007, declining from this high by approximately 32.4% to $4.05 on July 13, 2010, and has traded in a range of between $2.58 and $4.44 during 2010. While some of the decline in the Company’s stock price is likely due in part to increased market volatility and an overall deterioration in economic conditions, such decline is significantly greater than the approximate 18.4%, 17.9% and 16.7% declines experienced by the S&P 500, Russell 1000 and the Russell 2000, respectively, over the same period. We believe the declining stock price reflects investor concerns relating to management maintaining the status quo while its core infant and juvenile bedding business continues to shrink.

In our opinion, management has failed to develop a plan to systematically and organically grow the Company’s business. Under the direction of the current management, the Company continues to engage in a small tuck-in acquisition strategy. We believe that such strategy merely masks the Company’s declining core business, its failure to develop successful new products while reducing investment in product development, and to make any meaningful improvement in the Company’s market penetration for its existing core products. We believe the Company’s tuck-in acquisition strategy has failed to significantly grow its business or enhance its product lines or customer base, and merely hides the steady decline in its core infant and juvenile bedding business, while the Board maintains the status quo of benefits and compensation to itself and management.

Management’s failure to create stockholder value is evidenced by the Company’s stagnant income from operations. The Company’s net income from operations, exclusive of goodwill write-offs, over the past seven years has been $8.8 million, $8.0 million, $7.9 million, $7.8 million, $7.0 million, $6.2 million, and $7.4 million in fiscal years 2010, 2009, 2008, 2007, 2006, 2005 and 2004, respectively. Even the Company’s 2010 increase in operating income resulted primarily from a reduction in amortization expense of approximately $350,000, a decrease in product development expenditures of approximately $200,000 and a one-time elimination in overhead expenses of approximately $200,000 attributable to the Company’s acquisition of Springs Global US, Inc. Excluding the foregoing expense reductions, the past year’s net income has essentially remained flat when compared to the Company’s prior performance. It appears to us that the current Board is content to let the management allow the Company to drift along. Meanwhile, during this period of stagnation, director fees continued to increase from an average of $40,376 per director in 2007 to more than $69,000 per current director in 2010, according to the Company’s 2010 proxy statement.

The Company continues to underperform its peers in the infant and juvenile products industry. As illustrated by the line graph below comparing cumulative stockholder returns since the beginning of 2009 to July 13, 2010, the Company’s stock price has considerably underperformed its peers in the infant and juvenile products industry, Kids Brands, Inc. (“KID”) and Summer Infant, Inc. (“SUMR”). A $100 investment in the Company made on December 31, 2008, would have increased approximately 93% since such time, while the same amount invested in KID would have increased by approximately 164% and by approximately 228% if invested in SUMR.

In the opinion of the Wynnefield Group, such results demonstrate that the Company’s lagging share performance is specific to the Company and not an industry-wide problem.

Additionally, as illustrated by the line graph below comparing cumulative stockholder returns since February 6, 2007 to July 13, 2010, the Company’s stock price has underperformed when compared to the performance of the S&P 500, Russell 1000, and Russell 2000. A $100 investment in the Company made on February 6, 2007, would have decreased approximately 32.4% since such time, while the same amount invested in the S&P 500 would have decreased by approximately 18.4%, by approximately 17.9% if invested in the Russell 1000 and by approximately 16.7% if invested in the Russell 2000.

Failure to Address Business Challenges

We believe that the Company currently faces a number of significant hurdles in its business:

•	The relative small size of the Company, in contrast to its larger, more heavily capitalized competitors, puts the Company at a significant disadvantage when competing for customer shelf space.

•	The infant consumer products industry remains highly competitive and dependent on an extremely limited number of major customers.

•

The Company derives a large percentage of its revenues from a small number of customers. The Company remains overly dependent on its top two customers, who account for 64% of the Company’s gross sales, and one of its three largest customers is subject to a credit surcharge by the Company’s factor of its accounts receivables due to such customer’s uncertain financial condition. In fiscal year 2010, Wal-Mart Stores, Inc., and Toys R Us, Inc. accounted for 43%, and 21%, respectively, of the Company’s gross sales. Such an unhealthy concentration of the top two customers representing 64% of gross sales results in significant business risk. The Company acknowledges that a loss of one or more of these customers would result in a material decrease in revenue and operating income.

•

In addition, the Company is heavily dependent on the sale of licensed products, which represented 51% of the Company’s gross sales in fiscal year 2010. The Company’s Disney product line makes up over 36% of the Company’s annual licensed product sales and its current infant and toddler licensing agreements with Disney expire December 31, 2010 and 2011, respectively. We believe it is broadly accepted within the infant and toddler industry that it remains highly dependent on the sale of products featuring characters from popular television shows and movie releases. Indeed, the Company acknowledges that if it is unable to renew its major licenses, including the Disney license, or obtain new licenses, the Company could experience a material loss of revenue.

Despite our urgings over many years in this regard, and the Company’s obligation to comply with the terms of our Standstill Agreement, which required a comprehensive review of all strategic options, we believe the Board has not publicly communicated to its stockholders the nature and extent of any strategic review.

We anticipate that if our Nominees are elected, they would seek to implement a broad strategic review process that is bona fide, fair, and conducted in a manner designed to create stockholder value, the results of which will be publicly disclosed. We expect that our Nominees, if elected, will urge the Company to fully explore all strategic opportunities to expand its business and increase stockholder value, including, but not limited to, possible strategic combinations or alliances, acquisitions of competitors or equals, joint ventures with customers, suppliers or strategic partners, or a sale of all or part of the Company’s business to a strategic or financial buyer. Although the Wynnefield Group has not presented any of the foregoing strategic options to the Company or suggested parties to the Company with whom the Company could explore such options, pursuant to the Standstill Agreement, the Board was required to form a Strategic Review Committee charged with “the responsibility for developing, and for reviewing, evaluating and recommending to the Board the merits of, the various strategic options available to the Corporation to enhance stockholder value, including, but not limited to, exiting from existing lines of business, entering into new lines of business and effecting other changes in the Corporation’s operations; entering into joint ventures and other strategic alliances; engaging in selective acquisitions, dispositions and other capital transactions; and entering into a merger, sale or other extraordinary transaction involving the Corporation.” Neither the Wynnefield Group nor its Nominees currently have any plans or proposals or are in negotiations involving themselves, their respective affiliates or any other third parties that may result in the furtherance of any of the strategic options set forth above.

We believe that all stockholders of the Company deserve a transparent strategic review process that discloses the status and results of such review. We are a long-term value investor in the Company, not short-term speculators.

Excessive Compensation

We believe that the current executive compensation arrangements and change in control agreements, coupled with rich Board annual cash retainers, fail to align the financial interests of management and the Board with those of the stockholders.

In our opinion, the Board’s approval of management’s change in control agreements which include unreasonable golden parachute payments and tax gross-ups, serves to entrench management, thereby allowing the Board to maintain the status quo. We view such golden parachute payments as creating a chilling effect to a possible suitor considering a strategic transaction with the Company and as potential diminution in stockholder value, due to the excessive amounts potentially payable to management upon a sale or merger of the Company.

We believe the Company has failed to adopt a non-employee director fee structure that will more closely align the financial interests of such directors with those of the stockholders. In 2008, notwithstanding stagnant revenues and income from operations, the Company doubled the annual cash retainer paid to non-employee directors from $20,000 to $40,000. In 2009, the increased annual retainer, together with committee retainers and equity awards, resulted in some members of the Board receiving up to $104,126 in compensation. In 2010, the average compensation paid to the current non- employee directors was approximately $69,262.

The Wynnefield Group believes such compensation levels paid to non-employee directors are excessive in light of the Company’s size and the Board’s failure to generate growth in the Company’s stock price or value for stockholders of the Company. We believe that the Compensation Committee and the Board are incentivized to approve managements’ compensation and severance arrangements in return for management’s endorsement of the Board’s compensation, providing incentive for both to continue the status quo.

If elected, our Nominees are committed to encouraging the Board to implement a reduction in the annual retainer paid to the non-employee directors, in order to more closely align the financial interests of the Board with those of the stockholders.

Notwithstanding the Company’s statement in its 2010 proxy statement that with respect to compensation “there should be a significant equity-based component because it best aligns the executives’ interests with those of the Company’s stockholders,” none of the fiscal year 2010 compensation paid to the Company’s CEO consisted of equity-based awards and only 11% of the fiscal year 2010 compensation paid to the Company’s other named executives consisted of equity based awards. Additionally, only 22% of the fiscal year 2010 compensation paid to the Company’s non-employee directors consisted of equity-based awards.

In addition, if elected, our Nominees have pledged to accept only 50% of the annual cash retainer currently paid to directors. If the Company insists on paying our Nominees the entire $40,000 annual cash retainer, they have pledged to donate any cash compensation received by them in excess of $20,000, after payment of taxes, to the American SIDS Institute, a leading charity seeking to prevent sudden infant death syndrome.

No Disclosed CEO Succession Plan

In our opinion, one of the most important responsibilities of a board of directors is to provide for succession planning with respect to a company’s CEO. In fact, the Securities and Exchange Commission has issued a legal bulletin on October 27, 2009 “No. 14E on Shareholder Proposals,” which we believe acknowledges that poor CEO succession planning constitutes a significant business risk that raises an issue on the governance of a corporation and encourages companies to adopt and disclose written and detailed CEO succession planning policies. We continue to remain concerned that the Company has not publicly disclosed any succession plan that would address the possibility of the current CEO being unable to carry out any of his duties and obligations.

We believe that it is consistent with prudent corporate practice for the Company to publicly disclose and implement a viable succession plan, particularly in the case of a CEO, such as Mr. Chestnut, who also serves as the Company’s Chairman. In our opinion, the Company’s combining of the roles of Chairman and CEO, with no apparent successors within the Company’s executive ranks, places all stockholders at significant risk in the event Mr. Chestnut is unable to continue to serve in such critical roles. Advocates of best corporate practices believe the roles of chairman and CEO should be separate especially where, as with the Company, there is no publicly announced viable succession plan for either.

Failure to publicly disclose a non-emergency CEO succession plan, we believe, is evidence of the Board’s desire to maintain the status quo and its deference to Mr. Chestnut as Chairman and CEO. By creating a succession vacuum with no apparent successors within the Company’s executive ranks, the Board essentially prevents stockholders from challenging the actions of the CEO for fear that he would resign, leaving the Company leaderless. We anticipate that our Nominees, if elected, will advocate annual production of a report to the Company’s stockholders which provides for non-emergency and emergency CEO succession planning as is encouraged by the Securities and Exchange Commission and corporate governance experts.

Board Acts to Entrench Management and Itself at the Expense of Stockholders

We believe that the Company has failed to join the ever increasing number of companies who have de-staggered their boards, consistent with current best practices in corporate governance. We believe that a staggered board adversely affects stockholder democracy. Our Nominees, if elected, will support annual elections of the entire Board and push for repeal of the staggered board promulgated in the Company’s By-laws.

In 2003, the Company adopted an amended and restated rights agreement or “poison pill” to protect the Company’s ability to carry forward its net operating losses (the “NOLs”). In 2009, even after determining that the Company’s NOLs were no longer available to offset future taxable gains, the Board, without seeking stockholder approval, amended the poison pill to increase its triggering threshold from 5% to 20%. At a time when most companies are repealing their poison pills, the Wynnefield Group questions the motivation behind the Board’s decision to continue to maintain its poison pill once it was determined that the NOLs no longer required protection. We believe that the Board’s decision to increase the poison pill’s threshold, not provide for mandatory periodic evaluation by the Board, and not seek stockholder approval is another example of the Board seeking to maintain the status quo.

We believe that the Company has failed to adequately undertake any effective efforts to broaden its stockholder base. To our knowledge, the Company has not taken any meaningful effort to participate in investor or industry conferences commonly attended by its peers in the infant and juvenile products industry. In our opinion, such lack of effort in exposing the Company to potential new investors contributes to the poor liquidity of the Company’s stock and serves to maintaining the status quo of the Company, while insulating the Company from new investors or analysts that may develop the same concerns of the Wynnefield Group.

Importantly, the Wynnefield Group further believes that the size and magnitude of the potential change of control payments payable to the Company’s senior executives has the effect of preventing stockholders from exercising their right to change the members of the Board and inhibits the Board from undertaking a comprehensive review of the Company’s strategic options and publicizing the results. In the event of a change in control, which under the CEO’s employment and severance protection agreement would generally occur if the Company’s stockholders approved a sale or merger of the Company, as well as in the event of change in the majority of the Company’s Board members, Mr. Chestnut would be entitled to a payment of approximately $2.8 million, while the Company’s other named executive officers could be entitled to an additional aggregate payment of approximately $800,000 according to the Company’s 2010 proxy statement. In our opinion, such change in control payments, aggregating approximately $3.6 million, which amounts to almost 46% of the Company’s pre-tax net income from operations in 2010, serves to discourage potential suitors and prevent stockholders from exercising their statutory rights to effect changes in the Board and management that they may deem appropriate, particularly in light of the Company’s unacceptable performance.

We are not seeking to cause a change in control of the Board. As such, our Nominees, if elected, will constitute only a minority of the Board. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board.

Corporate Reforms Caused by the Wynnefield Group

We believe that the few constructive corporate governance improvements adopted by the Board in recent years were only taken reluctantly in response to initiatives suggested by the Wynnefield Group.

After recommendations to the Board and management that the Company adopt a repurchase program for the Company’s common stock as one way to increase the price of its shares and liquidity, on June 29, 2007, the Company issued a press release announcing that it had formed a Capital Committee authorized to cause the Company to spend up to $6 million to repurchase its common stock between July 1, 2007 and July 1, 2008. In our opinion, Mr. Chestnut was a major beneficiary. The Company entered into a Stock Redemption Agreement with him on February 19, 2008. Under this agreement and the repurchase program, the Company acquired from Mr. Chestnut 141,520 shares of Company stock that he was unable to sell into the market under his Rule 10b5-1 stock trading plan for an aggregate payment to Mr. Chestnut of approximately $517,000. We believe that the Company agreed to purchase these shares from Mr. Chestnut due to a lack of trading liquidity.

In 2007, after the Wynnefield Group had expressed concerns about the Company’s corporate governance practices as part of our 2007 proxy contest, the Company announced that the Board would adopt the practice of having a lead director and also discontinued its practice of allowing a partner of a law firm providing legal services to the Company to serve on the Compensation

Committee of the Board which determines the compensation of the executives who are responsible for hiring the law firm. Additionally, we believe that the Board created its nominating and corporate governance committee only in response to the Wynnefield Group’s demands that the Company improve its corporate governance practices as part of our 2007 proxy contest.

For all of the reasons set forth above, the Wynnefield Group believes that an expanded presence of non-management endorsed directors on the Board is necessary. Both of our Nominees have extensive experience serving as minority members of boards of directors, have a proven track record of creating stockholder value and will qualify to serve on all committees of the Company’s Board. One of our nominees, Mr. Keating, has many years of wide-ranging experience serving on the boards of public companies, including providing strategic analysis and advice to committees reviewing strategic alternatives, as well as participation in succession planning. Mr. Keating also has significant senior executive experience, having served, among other positions, as the president and chief financial officer of a worldwide contract manufacturer for three years. Our other nominee, Mr. Biro, is currently the chief financial officer of a large public company, and is a certified public accountant with significant business experience in the area of finance, having served as chief financial officer and director of public companies in a wide-range of industries. We believe the election of our two Nominees to the Board will add to the Board persons with the financial expertise and business acumen necessary to provide new ideas for improving the Company’s performance and a commitment to excellent corporate governance and building stockholder value.

Our Nominees, if elected, will constitute only a minority of the Board. Accordingly, our Nominees, even if voting together, will not be able to adopt any measures without the support of other members of the current Board. Nevertheless, our Nominees will have an opportunity to articulate and raise their concerns about the Company’s business practices, governance practices and strategic plans with the rest of the Board members. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board.

WE BELIEVE THE ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES WILL PROVIDE THE COMPANY WITH HIGHLY QUALIFIED PERSONS TO ASSIST AND ADVISE MANAGEMENT IN ADDRESSING CONCERNS IN THE AREAS OF FINANCIAL PERFORMANCE, STRATEGIC PLANNING AND CORPORATE GOVERNANCE. ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES WILL SEND A CLEAR MESSAGE TO THE COMPANY’S BOARD THAT THE STATUS QUO IS UNACCEPTABLE.

In moving forward with our nomination of our Nominees to the Board, the Wynnefield Group is seeking increased value for all stockholders of the Company.

Our Nominees are committed to work constructively with the Board to promptly address the critical issues facing the Company and, if elected, will take the steps necessary to create value for all stockholders. Given the Company’s disappointing track record, we believe that it is in the best interest of all stockholders that the Wynnefield Group’s Nominees be elected at the 2010 Annual Meeting so that they may promptly begin working constructively with management and the Company’s other directors to deliver improved financial results, implement best practices in corporate governance and adopt a strategy to enhance value for all stockholders.

We believe that your voice in the future of the Company can best be expressed through the election of our Nominees. Accordingly, we urge you to vote your GOLD proxy card FOR the election of Jon C. Biro and Melvin L. Keating to the Board.

YOUR VOTE IS IMPORTANT.

IN ORDER TO CONVINCE MANAGEMENT TO FOLLOW THE RECOMMENDATIONS OF STOCKHOLDERS TO PUBLICLY ANNOUNCE A COMMITMENT TO CONDUCT A STRATEGIC REVIEW TO ENHANCE STOCKHOLDER VALUE AND ADOPT BEST PRACTICES OF CORPORATE GOVERNANCE, WE URGE YOU TO ELECT THE WYNNEFIELD GROUP’S NOMINEES TO THE BOARD. WE URGE ALL STOCKHOLDERS VOTE TO ELECT THE NOMINEES BY AS LARGE A VOTE AS POSSIBLE SO YOUR VOICE WILL BE HEARD.

THE WYNNEFIELD GROUP STRONGLY RECOMMENDS THAT YOU VOTE TO PROTECT YOUR INTEREST AS A STOCKHOLDER OF THE COMPANY BY SIGNING, DATING, AND RETURNING THE GOLD PROXY CARD TODAY.

About the Wynnefield Group

The solicitation of proxies is made by the Wynnefield Group and the Nominees. The business address of the Wynnefield Group is 450 Seventh Avenue, Suite 509, New York, New York 10123.

The Wynnefield Group consists of Wynnefield Partners Small Cap Value, L.P., a Delaware limited partnership (“Wynnefield Partners LP”); Wynnefield Partners Small Cap Value, L.P. I, a Delaware limited partnership (“Wynnefield Partners I”); Wynnefield Small Cap Value Offshore Fund, Ltd., a private investment company organized under the laws of the Cayman Islands (“Wynnefield Offshore”); Wynnefield Capital Management, LLC, a New York limited liability company that is the general partner of Wynnefield Partners LP and Wynnefield Partners I (“WCM”); Wynnefield Capital, Inc., a Delaware corporation (“WCI”) that is the sole investment manager of Wynnefield Offshore; Channel Partnership II, L.P., a limited partnership (“Channel”); Wynnefield Capital, Inc Profit Sharing & Money Purchase Plan, an employee profit sharing Plan (“Profit Sharing Plan”), Joshua H. Landes, as vice- president of WCI and co-managing member of WCM; and Nelson Obus, individually and as president of WCI, co-managing member of WCM and general partner of Channel.

Additional information concerning the Wynnefield Group is set forth below under the heading “Certain Information Regarding the Participants and Nominees.”

PROPOSAL 1

ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES

The Company has a classified board, currently consisting of three Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, directors are duly elected for a full-term of three years to succeed those whose terms are expiring. At the 2010 Annual Meeting, three persons will be elected as Class I directors of the Company and one person will be elected as a Class II director of the Company. Each person elected as a Class I director is elected to hold office until the 2013 annual meeting and until his or her respective successor shall have been duly elected and qualified. Each person elected as a Class II director is elected to hold office until the 2012 annual meeting and until his or her respective successor shall have been duly elected and qualified. The existing Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 2012 and 2011, respectively.

At the 2010 Annual Meeting, the Wynnefield Group will seek to elect two directors to serve as directors—Jon C. Biro and Melvin L. Keating, each of whom has consented to being named in this proxy statement and to serving as a director, if elected, for terms scheduled to end in 2013. The Company’s proxy statement for the 2010 Annual Meeting provides that abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Provided a quorum is present, directors are elected by a plurality of the votes cast at the 2010 Annual Meeting. The three director nominees who receive the largest number of votes cast in Class I will be elected. The Company’s nominee for Class II, being the only nominee in that class, will also be elected even if the nominee does not receive a majority of the votes cast. A vote to “withhold authority” for any director nominees will have no impact on the election of directors. If elected, the Nominees would be entitled to serve until their respective successor shall have been duly elected and qualified. There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board.

You must sign and return the Wynnefield Group’s GOLD proxy card to vote for Messrs. Biro and Keating.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience and Directorships During Last Five Years

Jon C. Biro 44 years old 5858 Westheimer, Suite #200 Houston, Texas 77057

Mr. Biro is a certified public accountant and since January 2008, has been the Executive Vice President, Chief Financial and Accounting Officer, Treasurer and Secretary of Consolidated Graphics, Inc., a public company and a leading commercial printer with operations in the United States, Canada and the Czech Republic. Prior to joining Consolidated Graphics, Inc., Mr. Biro held several executive positions with ICO, Inc. (“ICO”), formerly a public company specializing in the manufacturing of specialty resins and concentrates. From April 2002 to January 2008, Mr. Biro was the Chief Financial Officer and Treasurer of ICO and served as its Interim Chief Executive Officer from July 2003 to February 2004. From September 1996 to April 2002, Mr. Biro was employed as Senior Vice President, Chief Accounting Officer and Treasurer of ICO, and from October 1994 to September 1996, he was employed as Controller of ICO. Mr. Biro served as a director of ICO from December 2002 until January 2008. Prior to his employment with ICO, Mr. Biro was employed by PriceWaterhouse LLP. Mr. Biro was also a director of Aspect Medical Systems Inc. from June 2009 until the

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience and Directorships During Last Five Years

company was sold in November 2009, serving on its Audit Committee. Mr. Biro received an M.S. in Accountancy from the University of Houston in 1991 and his B.A. in Psychology from the University of Texas in 1988. Based upon Mr. Biro’s public accounting and financial background and his extensive experience as an executive officer and board member, the Wynnefield Group believes that Mr. Biro has the requisite set of skills and experiences to serve as a Board member of the Company or to lead any of the committees of the Board. In addition, Mr. Biro brings meaningful corporate governance and strategic initiative experiences that are important to the oversight of the Company’s corporate governance and Board’s review of strategic alternatives.

Melvin L. Keating 63 years old 18 Driftwood Drive Livingston, NJ 07039

Mr. Keating is currently providing investment advice and other services to various private equity firms. He was President and Chief Executive Officer of Alliance Semiconductor Corporation, a worldwide manufacturer and seller of semiconductors, from 2005 to 2008. From 2004 to 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners from 1997 to 2004, providing acquisition and investment target analysis and transactional advice. Mr. Keating also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997. From 1986 to 1995, Mr. Keating was Senior Vice President, Financial Administration of Olympia & York Companies/ Reichmann International, responsible for joint ventures, financial reporting and acquisitions. Mr. Keating is also a director of Infologix, Inc., serving as chair of its Audit Committee as a member of a special committee reviewing strategic alternatives, and a director of Bitstream Inc., serving on its Audit Committee. Mr Keating also serves on the advisory board of BTI Systems, Inc. During the course of his career, Mr. Keating has served on the Board of Directors of nine publicly-traded organizations, including serving as audit committee chair at Integrated Silicon Solutions Inc., Plymouth Rubber Co., Price Legacy Corp., a REIT that he helped to create, and on the audit committees of Tower Semiconductor, and LCC International, Inc., serving as a director of White Electronic Designs Corp, and on its Audit Committee and Operations Committee, and as a director of Aspect Medical Systems Inc., serving on its Strategic Committee and Compensation Committee. Mr. Keating holds a B.A. degree from Rutgers University, as well as an M.S. in Accounting and an M.B.A in Finance, both from The Wharton School of the University of Pennsylvania.

Name, Age and Business Address	Present Principal Occupation or Employment and Business Experience and Directorships During Last Five Years

Based upon Mr. Keating’s experience of providing acquisition and investment target analysis and transactional advice, service on boards of a wide-range of companies, financial background and education, the Wynnefield Group believes that Mr. Keating has the requisite set of skills to serve as a Board member of the Company or to lead any of the committees of the Board. In addition, Mr. Keating brings meaningful succession planning and strategic initiative experiences that are important to the oversight of the Board’s succession planning and review of strategic alternatives.

Each of the Nominees has consented to serve as a director until the expiration of his respective term and until such Nominee’s successor has been elected and qualified or until the earlier resignation or removal of such Nominee. We have no reason to believe that any of the Nominees named above will be disqualified or unable or unwilling to serve if elected. However, if either of the Nominees is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by us to fill the vacancy.

In the event the Company purports to increase the number of nominees to be elected at the annual meeting pursuant to its By-laws, we reserve the right to nominate such number of additional persons as directors as necessary to fill any vacancies created by the increase and to vote the GOLD proxies in favor of the election of such nominees.

There is no assurance that any of the Company’s nominees will serve as directors if Messrs. Biro and/or Keating are elected to the Board. In the event that one or more of the Wynnefield Group’s Nominees is elected and that one or more of the Company’s nominees declines to serve with such Nominee or Nominees, the bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

If either of Messrs. Biro or Keating are unable to serve as directors, Stephen Zelkowicz and Nelson Obus, the named proxies on the attached GOLD card, or their designees, will vote for the election of an alternative nominee as may be proposed by the Wynnefield Group.

PROPOSAL 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Company’s Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending April 3, 2011. The Company is asking stockholders to ratify the appointment of KPMG LLP as independent auditors for the Company’s year ending April 3, 2011. According to the Company’s proxy statement, the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm will require the affirmative vote of a majority of the shares of Series A Common Stock present or voting by proxy at the 2010 Annual Meeting for approval. An abstention will not count as a vote cast against this matter.

The Wynnefield Group makes no recommendation on Proposal 2.

While this proposal also appears on the Company’s WHITE proxy card, you cannot vote for the Wynnefield Group’s Nominees on that proxy card and thus we request that you use the GOLD proxy card to vote on this matter. If you return the GOLD proxy card and no direction is made with respect to this proposal, you will be deemed to have given a direction to vote all the shares represented by the GOLD proxy card FOR this proposal.

OTHER MATTERS TO BE CONSIDERED AT THE 2010 ANNUAL MEETING

We are not aware of any other proposals to be brought before the 2010 Annual Meeting. Should other proposals be brought before the 2010 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS AND NOMINEES

Mr. Keating does not beneficially own any shares of Series A Common Stock of the Company and there have been no purchases or sales of the Series A Common Stock of the Company effected within the past two years by or on behalf of Mr. Keating. Mr. Biro’s beneficial ownership of Series A Common Stock of the Company and purchases or sales of the Series A Common Stock of the Company effected within the past two years by or on behalf of Mr. Biro is set forth in Appendices A and B hereto.

During the last ten years, neither any Wynnefield Group member nor any of the Nominees has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors).

During the last ten years, neither of the Nominees was or is subject to a judgment, decree or final order of any federal or state authority or court of competent jurisdiction, enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Neither any Wynnefield Group member, any Nominee, nor any associate of any Wynnefield Group member nor any Nominee has any interest in the matters to be voted upon at the 2010 Annual Meeting, other than an interest, if any, as a stockholder of the Company or, with respect to the Nominees, as a nominee for director.

Certain Wynnefield Group members entered into a certain Governance and Standstill Agreement dated as of July 1, 2008 with the Company (the “Standstill Agreement”). A copy of the Standstill Agreement was filed as Exhibit 7 to the Schedule 13D filed by Wynnefield Group members with the Securities and Exchange Commission on July 7, 2008, and is incorporated by reference herein.

Except as otherwise described herein, neither any Wynnefield Group member, any Nominee nor any associate of any Wynnefield Group member or any Nominee is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

Except as otherwise described herein, neither any Wynnefield Group member, any Nominee, nor any associate of any Wynnefield Group member or any Nominee: (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has borrowed any funds for the purpose of acquiring or holding any securities of the Company; (3) has any arrangement or understanding with any person regarding any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

The Wynnefield Group is not aware of any material proceedings to which any Nominee, or any associate of any Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Additional information concerning the Wynnefield Group, including, but not limited to, beneficial ownership of and transactions in the Series A Common Stock, is set forth in Appendices A and B hereto. Each of the individuals listed in Appendix A is a citizen of the United States.

OTHER MATTERS

The Company’s proxy statement contains information regarding: (1) securities ownership of certain beneficial owners and management; (2) meetings and committees of the Board; (3) the background of the Company’s nominees for the Board; (4) the compensation and remuneration paid and payable to the Company’s directors and management; (5) voting procedures, including the share vote required for approval or election, at the 2010 Annual Meeting; (6) the submission of stockholder proposals at the Company’s next annual meeting of stockholders; and (7) information regarding fees and services of the Company’s independent auditors. The Wynnefield Group takes no responsibility for or has no knowledge of the accuracy or completeness of the Company’s disclosures in its proxy materials.

SOLICITATION; EXPENSES

Proxies may be solicited by the Wynnefield Group and the Nominees by mail, advertisement, telephone, facsimile, personal solicitation, email and postings on the internet on its website www.myproxyonline.com/okapimaterials. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Wynnefield Group’s solicitation material to their customers for whom they hold shares and the Wynnefield Group will reimburse them for their reasonable out-of-pocket expenses. Our proxy materials are available on the following web site: www.myproxyonline.com/okapimaterials.

The Wynnefield Group has retained Okapi Partners to assist in the solicitation of proxies and for related services. The Wynnefield Group will pay Okapi Partners a retainer of $25,000, subject to final agreement, for its services and has agreed to reimburse it for its reasonable out-of-pocket expenses. The Wynnefield Group has agreed to indemnify Okapi Partners against certain liabilities and expenses, including certain liabilities under the federal securities laws. The Securities and Exchange Commission deems such indemnification to be against public policy. Approximately twelve employees of Okapi Partners will be involved in the solicitation of proxies.

The entire expense of preparing, assembling, printing, and mailing this proxy statement and related materials and the cost of soliciting proxies will be borne by the Wynnefield Group.

Although no precise estimate can be made at the present time, the Wynnefield Group currently estimates that the total expenditures relating to the proxy solicitation incurred by us will be approximately $450,000 of which approximately $150,000 has been incurred to date. The Wynnefield Group intends to seek reimbursement from the Company for those expenses incurred by us in connection with this proxy solicitation, if any or all of our Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the stockholders.

VOTING AND REVOCATION OF PROXIES

For the proxy solicited hereby to be voted, the enclosed GOLD proxy card must be signed, dated, and returned to the Wynnefield Group, c/o Okapi Partners, in the enclosed envelope in time to be voted at the 2010 Annual Meeting. If you wish to vote for our Nominees, you must submit the enclosed GOLD proxy card and must NOT submit the Company’s WHITE proxy card. If you have already returned the Company’s WHITE proxy card, you have the right to revoke it as to all matters covered thereby signing, dating, and mailing the enclosed GOLD proxy card. If you later vote on the Company’s WHITE proxy card (even if it is to withhold authority to vote for the Company’s nominees), you will revoke your previous vote for the Nominees. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2010 ANNUAL MEETING. WE URGE YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY.

If your shares are held in the name of a brokerage firm, bank, or nominee, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GOLD proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or GOLD proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, or nominee on the Record Date, you will need to give appropriate instructions to such institution if you want to revoke your proxy. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

If your shares are held in the name of a brokerage firm, bank, or other nominee, that bank, brokerage firm or nominee may allow you to deliver your voting instructions by telephone or over the Internet. Stockholders whose shares are held by a brokerage firm, bank or nominee should refer to the voting instruction card forwarded to them by that brokerage firm, bank or other nominee holding their shares.

Execution of a GOLD proxy card will not affect your right to attend the 2010 Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by: (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Wynnefield Group or to the Company; or (iii) attending and voting at the 2010 Annual Meeting in person. Attendance at the 2010 Annual Meeting will not in and of itself constitute a revocation.

Although a revocation will be effective only if delivered to the Company, the Wynnefield Group requests that either the original or a copy of all revocations be mailed to the Wynnefield Group, c/o Okapi Partners, so that the Wynnefield Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees as directors have been received. The Wynnefield Group may contact stockholders who have revoked their proxies.

Shares of Series A Common Stock represented by a valid and unrevoked GOLD proxy card will be voted as specified. Shares represented by a GOLD proxy card where no specification has been made will be voted FOR the Nominees.

Except as set forth in this proxy statement, the Wynnefield Group is not aware of any other matter to be considered at the 2010 Annual Meeting. The persons named as proxies on the enclosed GOLD proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the 2010 Annual Meeting. Except as set forth herein, the proxies may exercise discretionary authority only as to matters unknown to the Wynnefield Group a reasonable time before this proxy solicitation.

Only holders of record of Series A Common Stock on the Record Date will be entitled to vote at the 2010 Annual Meeting. If you are a stockholder of record on the Record Date, you will retain the voting rights in connection with the 2010 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Series A Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after such date.

The Wynnefield Group believes that it is in your best interest to elect the Nominees as directors at the 2010 Annual Meeting. THE WYNNEFIELD GROUP STRONGLY RECOMMENDS A VOTE FOR THE NOMINEES.

ADDITIONAL INFORMATION

The Wynnefield Group has filed with the Securities and Exchange Commission statements on Schedule 13D and various amendments thereto which contain information in addition to that furnished herein. The Schedule 13D and any amendments thereto may be accessed free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov and from the Public Reference Room of the Securities and Exchange Commission located at 100 F Street N.E. Washington, D.C. 20549.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Wynnefield Group’s proxy materials, please call Okapi Partners at the phone numbers listed below:

780 Third Avenue, 30th Fl.
New York, NY 10017

Call Collect: (212) 297-0720
or
Call Toll Free: (877) 285-5990
E-Mail: info@okapipartners.com

APPENDIX A

Beneficial Ownership of the Wynnefield Group

The following table sets forth for the Wynnefield Group and their affiliates the number of shares of the Company’s Series A common stock, $0.01 par value per share (the “Shares”) directly beneficially owned by the members of the Wynnefield Group. None of the purchase price or market value of the Shares identified below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)
Wynnefield Partners LP	568,908	6.15%
Wynnefield Offshore	350,035	3.78%
Wynnefield Partners I	641,030	6.93%
Channel	11,600	*
Profit Sharing Plan	2,000	*
Total	1,573,573	17.00%

* Less than one percent.

(1)

Based upon 9,254,986 Shares outstanding as of June 7, 2010, as set forth in the Company’s annual report on Form 10-K for the period ended March 28, 2010, filed with the Securities and Exchange Commission on June 28, 2010.

WCM is the sole general partner of Wynnefield Partners LP and Wynnefield Partners I and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Shares that Wynnefield Partners LP and Wynnefield Partners I beneficially own. WCM, as the sole general partner of Wynnefield Partners LP and Wynnefield Partners I, has the sole power to direct the voting and disposition of the Shares that Wynnefield Partners LP and Wynnefield Partners I beneficially own. Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that WCM beneficially owns.

Each of Messrs. Obus and Landes, as co-managing members of WCM, shares with the other the power to direct the voting and disposition of the Shares that WCM beneficially owns. WCI is the sole investment manager of Wynnefield Offshore and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that Wynnefield Offshore beneficially owns.

WCI, as the sole investment manager of Wynnefield Offshore, has the sole power to direct the voting and disposition of the Shares that Wynnefield Offshore beneficially owns. Messrs. Obus and Landes are executive officers of WCI and, accordingly, each of Messrs. Obus and Landes is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that WCI beneficially owns. Each of Messrs. Obus and Landes, as executive officers of WCI, shares with the other the power to direct the voting and disposition of the Shares that WCI beneficially owns.

Mr. Obus is the sole portfolio manager of the Profit Sharing Plan and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that Profit Sharing Plan beneficially owns. Mr. Obus, as the sole portfolio manager of the Profit Sharing Plan, has the sole power to direct the voting and disposition of the Shares beneficially owned by the Profit Sharing Plan.

Mr. Obus is the sole general partner of Channel and, accordingly, is the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the Shares that Channel beneficially owns. Mr. Obus, as the general partner of Channel, has the sole power to direct the voting and disposition of the Shares beneficially owned by Channel.

Reference is made to the Schedule 13D filing of the Wynnefield Group, as amended, for a more complete description of the beneficial ownership interests of the respective parties.

Beneficial Ownership of Nominee Mr. Jon C. Biro

The following table sets forth for Mr. Jon C. Biro the number of Shares directly beneficially owned by him. None of the purchase price or market value of the Shares identified below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)
Jon C. Biro	5,000	*

* Less than one percent.

(1)	Based upon 9,254,986 Shares outstanding as of June 7, 2010, as set forth in the Company’s annual report on Form 10-K for the period ended March 28, 2010, filed with the Securities and Exchange Commission on June 28, 2010.

APPENDIX B

Trading Activity of the Wynnefield Group

The following table contains a summary description of all purchases and sales of Shares, if any, effected within the past two years by or on behalf of the Wynnefield Group.

Holder	No. of Shares	Action	Date
Wynnefield	30,000	Purchase	2/13/09
	9,700	Purchase	8/18/09
	208	Purchase	8/25/09
	4,800	Purchase	10/13/09
	800	Purchase	11/11/09
Wynnefield Partners I	5,000	Purchase	11/13/08
	23,050	Purchase	2/13/09
	9,700	Purchase	8/18/09
	800	Purchase	8/20/09
	6,600	Purchase	10/13/09
	2,680	Purchase	11/12/09
Wynnefield Offshore	9,200	Purchase	8/18/09
	100	Purchase	10/9/09
	5,600	Purchase	10/13/09
Profit Sharing Plan	2,000	Purchase	3/10/09

Trading Activity of Nominee Mr. Jon C. Biro

The following table contains a summary description of all purchases and sales of Shares, if any, effected within the past two years by or on behalf of Mr. Biro.

Holder	No. of Shares	Action	Date
Jon C. Biro	4,360	Purchase	6/16/10
	640	Purchase	6/17/10

CONTROL NUMBER:

GOLD PROXY CARD

CROWN CRAFTS, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF WYNNEFIELD PARTNERS SMALL CAP
VALUE, L.P. AND ITS AFFILIATES (COLLECTIVELY, THE “WYNNEFIELD GROUP”)

THE BOARD OF DIRECTORS OF CROWN CRAFTS, INC. IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints Nelson Obus and Stephen Zelkowicz, and each of them, attorneys and agents with full power of substitution to vote all shares of Series A Common Stock of Crown Crafts, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Stockholders of the Company scheduled to be held the Company’s headquarters, 916 South Burnside Ave, Gonzales, Louisiana 70737 on Tuesday, August 10, 2010 at 10:00 a.m. central daylight time, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Series A Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Wynnefield Group a reasonable time before this solicitation. The Wynnefield Group intends to vote your shares in their discretion on matters not described in this Proxy Statement that the Wynnefield Group does not know within a reasonable time before this solicitation, which are to be presented at the Annual Meeting, and that properly come before the Annual Meeting, or any adjournment or postponement thereof.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSAL ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting. This Proxy will only be valid in connection with the Wynnefield Group’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark vote as in this example	☒

THE WYNNEFIELD GROUP RECOMMENDS A VOTE “FOR” THE WYNNEFIELD GROUP NOMINEES LISTED BELOW IN PROPOSAL NO. 1 BELOW.

Proposal 1.	The Wynnefield Group’s proposal to elect Jon C. Biro and Melvin L. Keating. There is no assurance that the nominees of the Company will serve if elected with Mr. Biro and/or Mr. Keating.

FOR ALL WYNNEFIELD GROUP NOMINEES ☐	FOR ALL EXCEPT NOMINEE WRITTEN BELOW ☐

The Wynnefield Group intends to use this proxy to vote (i) FOR Mr. Biro and Mr. Keating, and (ii) FOR the candidates who have been nominated by the Company to serve as directors, other than E. Randall Chestnut, William T. Deyo, Jr., and Richard L. Solar for whom the Wynnefield Group is NOT seeking authority to vote for and WILL NOT exercise any such authority. There is no assurance that the nominees of the Company will serve if elected with Mr. Biro and/or Mr. Keating. You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees.

NOTE: If you do not wish for your shares to be voted “FOR” a particular Wynnefield Group Nominee, mark the “FOR ALL EXCEPT NOMINEE WRITTEN BELOW” box and write the name of the nominee you do not support on the line below such box. Your shares will be voted for the remaining Wynnefield Group Nominee. You may also withhold authority to vote for one or more Company nominees by writing the name(s) of the Company nominee(s) in the space provided below:

Proposal 2.	To ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending April 3, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE WYNNEFIELD GROUP MAKES NO RECOMMENDATION ON PROPOSAL 2.

IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL 2, THIS PROXY WILL BE VOTED FOR PROPOSAL 2.

Proposal 2.	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
	MARK HERE IF AN ADDRESS CHANGE HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD	☐
Please be sure to sign and date this Proxy.

SIGNATURE(S) OF STOCKHOLDER(S) DATE

TITLE, IF ANY

SIGNATURE (IF HELD JOINTLY):

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.